Exhibit 3.4

                              ARTICLES OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                     TECHNICAL CHEMICALS AND PRODUCTS, INC.


       Pursuant to Section 607.1001 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of the above-named Corporation are amended as follows:

       1.  Article I is amended to read as follows:

                   The name of the Corporation is: TCPI, Inc.

       2. Pursuant to Section 607.1003, Florida Business Corporation Act, the foregoing amendment was proposed by the Board of Directors and approved by the Shareholders on July 21, 2000. The number of votes cast by the shareholders was sufficient for approval of the amendment.

       ACCORDINGLY, we have executed these Articles of Amendment on July 21, 2000.



                                                     /s/      Jack L. Aronowitz
                                                     ---------------------------
                                                     Jack L. Aronowitz, Chairman
                                                     and President
ATTEST:


/s/    Jay E. Eckhaus
-------------------------
Jay E. Eckhaus, Secretary


STATE OF FLORIDA
COUNTY OF BROWARD

The foregoing instrument was acknowledged before me on July 21, 2000, by Jack L. Aronowitz, Chairman and President and Jay E. Eckhaus as Secretary of Technical Chemicals and Products, Inc., a Florida Corporation, on behalf of the Corporation who are personally known to me.

           IN WITNESS WHEREOF, I here sign and set my seal.

                                                   /s/ Josephne A. Dispenza
                                                   ----------------------------
                                                   Notary Public Signature
--------------------
Notary Stamp